UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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Argyle Security, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ARGYLE SECURITY, INC.
12903 DELIVERY DRIVE
SAN ANTONIO, TEXAS 78247
Dear Stockholders:
You are cordially invited to attend Argyle Security’s 2009 Annual Stockholders Meeting. We will hold the meeting on Wednesday, May 20, 2009, at the Company’s offices at 12903 Delivery Drive, San Antonio, Texas 78247. The meeting will begin promptly at 11:30 a.m., local time. Please plan to arrive a few minutes before the meeting. You will be asked to show photo identification and sign in upon entering the meeting.
We will have some of our Directors and officers available before and after the meeting to speak with you. During the meeting, we will answer your questions about our business affairs and will consider the matters explained in the Notice and Proxy Statement that follow.
Please vote, sign and return the enclosed Proxy Card as soon as possible, whether or not you plan to attend the meeting. Your vote is important.
I look forward to seeing you at the meeting.

Sincerely,
/s/ Ron Chaimovski
Ron Chaimovski
Executive Chairman

/s/ Bob Marbut
Bob Marbut
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 2009
TO THE STOCKHOLDERS OF
ARGYLE SECURITY, INC.:
NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of Argyle Security, Inc., a Delaware corporation, will be held at 11:30 a.m., San Antonio, Texas, time, on Wednesday, May 20, 2009, at 12903 Delivery Drive, San Antonio, Texas 78247, for the following purposes:
1.	To elect two Directors to serve for a three-year term expiring at our 2012 annual meeting of stockholders, or until their respective successors have been elected and qualified;
2.	To ratify the appointment of Ernst & Young LLP as Argyle’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and
3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
The Board of Directors has fixed the close of business on April 19, 2009 as the record date for the meeting and only record holders of the Company’s Common Stock at that time will be entitled to notice of and to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy will be mailed on or about April 24, 2009.

By Order of the Board of Directors,
/s/ Ron Chaimovski
Ron Chaimovski
Executive Chairman

/s/ Bob Marbut
Bob Marbut
Chief Executive Officer
San Antonio, Texas
April 22, 2009
IMPORTANT
IF YOU CANNOT PERSONALLY ATTEND THE MEETING, IT IS
REQUESTED THAT YOU INDICATE YOUR VOTE ON THE ISSUES
INCLUDED ON THE ENCLOSED PROXY AND DATE, SIGN AND MAIL
IT IN THE ENCLOSED SELF-ADDRESSED ENVELOPE WHICH
REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES

ARGYLE SECURITY, INC.
12903 DELIVERY DRIVE
SAN ANTONIO, TEXAS 78247
PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS
to be held on Wednesday, May 20, 2009

SOLICITATION OF PROXY
The accompanying proxy is solicited on behalf of the Board of Directors of Argyle Security, Inc. (the “Company” or “Argyle”), for use at the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held on Wednesday, May 20, 2009 at the Company’s offices at 12903 Delivery Drive, San Antonio, Texas 78247, at 11:30 a.m., local time. This proxy statement contains information about the matters to be considered at the meeting or any adjournments or postponements of the meeting. In addition to mail, proxies may be solicited by personal interview, telephone or telegraph by our officers and regular employees, without additional compensation. Brokerage houses, banks and other custodians, nominees and fiduciaries will be reimbursed for out-of-pocket and reasonable expenses incurred in forwarding proxies and proxy statements. The Board of Directors has set April 19, 2009 as the record date (the “Record Date”) to determine those holders of record of common stock, par value $0.0001 (“Common Stock”) and series B convertible preferred stock, par value $0.0001 (“Series B Preferred Stock”) who are entitled to notice of, and to vote at the Annual Meeting. On or about April 30, 2009, the Company’s 2008 Annual Report, including financial statements, this Proxy Statement and the proxy card (the “Proxy Card” or “Proxy”) are being mailed to stockholders of record as of the close of business on April 19, 2009.
ABOUT THE MEETING
What is being considered at the meeting?
You will be voting on the following:
•	the election of two Directors, each to serve for a three year term; and

•	the ratification of Ernst & Young LLP as Argyle’s independent registered public accounting firm for the fiscal year ending December 31, 2009.
Who is entitled to vote at the meeting?
You may vote if you owned Common Stock or Series B Preferred Stock as of the close of business on April 19, 2009 (the holders of units are deemed to own the share of Common Stock underlying the unit, but not the share underlying the warrant included in such unit). Each share of Common Stock is entitled to one vote and each share of Series B Preferred Stock is entitled to one vote equal to the number of shares of Common Stock the holder would receive if all Series B Preferred Shares had been converted into Common Stock. Each Series B Preferred Share is convertible into 100 shares of Common Stock at a conversion price of $1.10 per share of Common Stock. The holders of the Company’s warrants and Series A Convertible Preferred Stock are not entitled to vote.
How many votes must be present to hold the meeting?
Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to conduct our meeting, a majority of the voting power of our common stock as of April 19, 2009 must be present at the meeting. This is referred to as a quorum. As of April 19, 2009, there were 6,267,105 outstanding shares of Common Stock entitled to vote and 27,273 outstanding shares of Series B Preferred Stock (convertible into 2,723,000 shares of Common Stock) entitled to vote.
How do I vote?
You can vote in two ways:
•	by attending the meeting in person; or
•	by completing, signing and returning the enclosed proxy card.

Can I change my mind after I submit my proxy?
Yes, you may change your mind at any time before a vote is taken at the meeting. You can do this by (1) signing another proxy with a later date and submitting it in the same manner as the prior proxy was submitted, (2) if you hold your shares in your name, voting again at the meeting, or (3) if you hold your shares in street name, arranging with your broker to vote your shares at the annual meeting.
What if I return my proxy card but do not include voting instructions?
Proxies that are signed and returned but do not include voting instructions will be voted FOR the election of the nominated Directors and FOR the approval of the ratification of the appointment of our independent public accountants.
What does it mean if I receive more than one proxy card?
It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer and Trust Company. The transfer agent’s telephone number is (212) 936-5100.
Will my shares be voted if I do not provide my proxy? How are broker non-votes counted?
If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy. Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms generally have the authority to vote customers’ unvoted shares on certain “routine” matters, including the election of Directors and the ratification or approval of the appointment of independent public accountants. When a brokerage firm votes its customer’s unvoted shares, these shares are counted for purposes of establishing a quorum. At our meeting, these shares will be counted as voted by the brokerage firm in the election of Directors and the ratification of the appointment of our independent public accountants. Since the only items that we expect to be presented at the meeting are “routine” matters, we do not expect there to be any broker non-votes at the meeting.
If I choose to abstain on a matter, what effect will that have on the vote in connection with that matter?
Any shares not voted (whether by withholding a vote or otherwise) will have no impact on the election of Directors, except to the extent that the failure to vote for any individual may result in another individual’s receiving a larger proportion of votes. An abstention or other non-vote by shares present at the meeting will have the same effect as a vote against the proposal ratifying the appointment of our independent auditors since a majority of those present and entitled to vote must vote in favor of the proposal in order for it to be adopted and share that abstain are still considered “entitled to vote” on the matter..
What vote is required to approve each item?
The affirmative vote of a plurality of the votes cast at the annual meeting is required for approval of the election of Directors and the affirmative vote of a majority of the votes present in person or by proxy and entitled to vote is required for the ratification of the appointment of our independent public accountants.
Where can I find the voting results of the Annual Meeting?
We intend to announce preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter ending June 30, 2009.

OVERVIEW
Argyle was formed in June 2005 as a Delaware corporation. Argyle completed its initial public offering in January 2006. On July 31, 2007, Argyle consummated its initial acquisition through the acquisition of 100% of the outstanding capital stock of ISI Security Group, Inc. (f/k/a ISI Detention Contracting Group, Inc., referred to herein as “ISI”) and its subsidiaries. As a result of the merger, ISI became a wholly owned subsidiary of Argyle. When used in this Proxy Statement, “Argyle”, the “Company”, “we”, “us”, “our”, refers to the pre-acquisition company until July 31, 2007 and the post-acquisition company after July 31, 2007.
On January 1, 2008, MCFSA, Ltd. and all of the partnership interests of which are directly or indirectly wholly owned by ISI, acquired substantially all of the business assets and liabilities of Fire Quest Inc. (“Fire Quest”). Fire Quest is engaged in the business of alarm system sales and service.
On January 4, 2008, ISI acquired substantially all of the business assets and liabilities of Peterson Detention, Inc. (“PDI”). PDI manufactures and fabricates detention furniture and accessories, high security metal barriers and high security observation window systems.
On January 31, 2008, ISI Controls, Ltd. (“ISI-Controls”), a wholly owned subsidiary of ISI, which in turn is a wholly owned subsidiary of the Company, closed a transaction, pursuant to which ISI-Controls acquired 100% of the outstanding limited liability company units of Com-Tec Security LLC (“Com-Tec”), resulting in Com-Tec becoming a wholly owned subsidiary of ISI-Controls. Com-Tec is engaged in the business of custom design, manufacture and installation of electronic security and communications systems.
Most of the employees of each of Fire Quest, PDI and Com-Tec became employees of the Company after the respective acquisitions.
In February 2008, we organized our business under the name of “Argyle Security USA” and then, in January 2009, we eliminated the name “Argyle Security USA” and, for the sole purpose of debt covenant compliance calculation which only considers the operating business’ financial condition, organized the operational business of Argyle under the name “Argyle Security Operations”, or “ASO”, through which we provide security solutions to commercial, governmental and correctional customers. Argyle has two reporting segments or business divisions: “Argyle Corrections” and “Argyle Commercial Security”.
Argyle Corrections consists of all of our businesses in the corrections sector, including MCS-Detention, ISI-Detention, as well as Com-Tec and PDI. Fire Quest was acquired and its assets fully absorbed by Argyle Commercial Security.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors is a classified board with one class of Directors being elected each year for a term of three years. Unless specified to be voted otherwise, the persons named in the accompanying proxy will vote for the election of the following persons as Directors, all of whom are presently members of the Board of Directors, to hold office for the terms set forth below or until their respective successors have been elected and qualified. Each proxy will be voted for the nominees named below unless authority is withheld for a nominee. The nominees have consented to serve as Directors if elected.
Required Vote
Ratification of the election of the two Directors, identified below, requires the affirmative “FOR” vote of a majority of the votes present in person or by proxy and entitled to vote on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the election of the Directors.
Recommendation
Our Board of Directors recommends a vote FOR each of the two nominees identified below.

		Position with the Company	Director	New Board
Name	Age	and Principal Occupation	Since	Term Expires

Gen. Wesley Clark	64	Director	2005	May 2012

Dean H. Blythe	50	Director Nominee	N/A	May 2012
Gen. (Ret.) Wesley Clark joined our Board of Directors in September 2005. In January 2008 he was named as Chairman of the Executive Committee. Since March 2003, he has been the Chairman and Chief Executive Officer of Wesley K. Clark & Associates, a business services and development firm based in Little Rock, Arkansas. In February 2006, Gen. Clark joined Rodman & Renshaw Holdings, LLC, which controls Rodman & Renshaw, LLC, one of the co-managing underwriters in the initial public offering, as Chairman of the Board and as a member of their Advisory Board. Gen. Clark also serves on the boards of directors of AMG-Safeguard, Nutracea and Prysmian Sri. From March 2001 to February 2003 he was the Managing Director of the Stephens Group Inc., a private investment bank. From July 2000 to March 2001 he was a consultant for Stephens Group Inc. Prior to that time, Gen. Clark served as the Supreme Allied Commander of NATO and Commander-in-Chief for the United States European Command. Clark retired from the United States Army as a four-star general in July 2000 after 38 years in the military and received many decorations and honors during his military career. Gen. Clark is a graduate of the United States Military Academy and studied as a Rhodes Scholar at the Magdalen College at the University of Oxford.
Dean H. Blythe, Director Nominee, is managing director of TDF Ventures LLC, an advisory and investment firm he founded in 2000. From November 2001 through December 2008, Dean was with Harte-Hanks, Inc., a targeted marketing services company, serving in various roles as President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Senior Vice President and Chief Financial Officer, and Vice President — Legal and Secretary. During 2000, Dean was senior vice president — corporate development of Concero, Inc., an information technology consulting firm, and from 1994 to 2000 he was senior vice president — corporate development, secretary & general counsel of Hearst-Argyle Television, Inc., an owner and operator of television stations.
If elected, Mr. Blythe is likely to be nominated to serve as Chairman of the Audit Committee, in place of Walter Klein who has decided to not seek re-election.

DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth certain information with respect to each Director and executive officer as of April 19, 2009:

		Position with the Company	Held Office		Current Board
Name	Age	and Principal Occupation	Since		Term Expires

Bob Marbut	74	Chief Executive Officer	2005		2010

Ron Chaimovski	49	Executive Chairman of the Board	2005		2010

Sam Youngblood	53	President and Chief Operating Officer	1991	(1)	N/A

Donald F. Neville	43	Chief Financial Officer and Executive Vice President	2007		N/A

Gen. Wesley Clark	64	Director	2005		2009

John Smith	61	Director	2005		2011

Walter Klein	62	Director	2008		2009	*

Lloyd Campbell	51	Director	2008		2011

Dean H. Blythe	50	Director Nominee	N/A		N/A

Don Carr	57	Vice President of ISI	1991		N/A

Dean Dresser	46	Vice President and Corporate Controller and Chief Accounting Officer	2007		N/A

Matthew A. Kepke	33	Vice President, General Counsel and Corporate Secretary	2008		N/A

(1)	Mr. Youngblood has been our President and Chief Operating Officer since January 2009. Previously, he served as President of Argyle Security USA since January 2008. He has also served as the Chief Executive Officer of ISI since 1991.

*	Mr. Klein has informed the Board that he did not want to seek re-election as a Director because of the demands of other commitments outside of Argyle. Mr. Klein has agreed to remain as a consultant to Argyle for three months following the Annual Meeting.
Business Experience
Bob Marbut has been our Chief Executive Officer since January 2009. Previously, he served as Chairman of the Board and Co-Chief Executive Officer since our inception. From January 2001 to January 2003, Mr. Marbut served as the Chairman of Hearst-Argyle Television, Inc., a non-network owned television group, where he had served as its first Chairman and Co-Chief Executive Officer from August 1997 until January 2000. Prior to 1997, Mr. Marbut had been founder, Chairman and CEO of Argyle Television Holding from 1993 through March 1995, and then from, October 1994 through August 1997, was co-founder, Chairman and CEO of Argyle Television, Inc. (a separate television company). Mr. Marbut currently serves on the boards of directors of Hearst-Argyle Television, Tupperware Brands Corporation and Valero Energy Corporation. Mr. Marbut, through control of the general partner of Argyle Joint Venture, manages Argyle Joint Venture, one of Argyle’s stockholders. He has a Masters of Business Administration degree with Distinction from Harvard University and holds a Bachelors of Industrial Engineering from Georgia Tech.
Ron Chaimovski has been our Chairman of the Board since January 2009. Previously, he served as Vice Chairman of the Board and Co-Chief Executive Officer since our inception. Mr. Chaimovski has served as the Vice Chairman of Electronics Line 3000 Ltd. since November 2004 and as a partner in Argyle Global Opportunities, LP since January 2001. From October 1998 to August 2001 Mr. Chaimovski served as the Israeli Economic Minister to North America. From 1991 to 1998, Mr. Chaimovski was a partner in an Israeli law firm. Mr. Chaimovski was the co-founder of Transplan Enterprises Group, an investment group, and served as its Co-Chairman from 1993 to 1998. Mr. Chaimovski served in the Israeli Navy from 1977 to 1983 in various command roles, including those of combat officer and flotilla commander. Mr. Chaimovski, through entities controlled by him or his spouse, owns limited partnership interests in Argyle Joint Venture. Mr. Chaimovski is a member of the Israeli Bar. Mr. Chaimovski received an LLB from Tel Aviv University and an LLM from the University of London.

Donald F. Neville has been our Chief Financial Officer and Executive Vice President since September 7, 2007. Previously, Mr. Neville had been providing various financial consulting services to the Company from August 1, 2007 until September 7, 2007, and Tatum, LLC and Mr. Neville received an aggregate of $48,000 for such services. From June 2004 to June 2007, Mr. Neville was the CFO, Secretary and Treasurer of ClearCube Technology, Inc., an Austin, Texas based developer of centralized computing solutions. From December 2001 to October 2003, Mr. Neville was CEO of NexGen Solutions, a private internet retail marketing company that operated the website “mall.com”. Mr. Neville has been partner of Tatum, LLC since 1999, the largest CFO firm in the country providing a wide variety of companies with experienced financial executives, and will remain a partner of Tatum, which will allow him access to a variety of professional resources provided by Tatum, LLC to its partners.
Sam Youngblood has been our President and Chief Operating Officer since January 2009. Previously, from January 2008, he served as President of Argyle Security USA overseeing both the Argyle Correction and Argyle Commercial Security business divisions. He has also served as the Chief Executive Officer of ISI since 1991. During that 17-year span Mr. Youngblood acted as the Project Manager on many projects. As ISI grew, he became responsible for all acquisitions. From 1981 to 1990, he founded and was the Chief Executive Officer of ADTEC, Inc. From 1974 to 1981, he served in several managerial positions with Southern Steel Company. Mr. Youngblood graduated from Baylor University in 1978 with a BBA in Accounting and a minor in Finance. Mr. Youngblood has served on the Board of the Baptist Center for Ethics (BCE) from 2001 to 2005.
Gen. (Ret.) Wesley Clark joined our Board of Directors in September 2005. In January 2008, he was named as Chairman of the Executive Committee. Since March 2003, he has been the Chairman and Chief Executive Officer of Wesley K. Clark & Associates, a business services and development firm based in Little Rock, Arkansas. In February 2006, Gen. Clark joined Rodman & Renshaw Holdings, LLC, which controls Rodman & Renshaw, LLC, one of the co-managing underwriters in the initial public offering, as Chairman of the Board and as a member of their Advisory Board. Gen. Clark also serves on the boards of directors of AMG-Safeguard, Nutracea and Prysmian Sri. From March 2001 to February 2003 he was the Managing Director of the Stephens Group Inc., a private investment bank. From July 2000 to March 2001 he was a consultant for Stephens Group Inc. Prior to that time, Gen. Clark served as the Supreme Allied Commander of NATO and Commander-in-Chief for the United States European Command. Clark retired from the United States Army as a four-star general in July 2000 after 38 years in the military and received many decorations and honors during his military career. Gen. Clark is a graduate of the United States Military Academy and studied as a Rhodes Scholar at the Magdalen College at the University of Oxford.
John “Chip” Smith has been one of Argyle’s Directors since our inception. In January 2008, he was named as Chairman of the Compensation Committee. He has been the Director of Security for the Bank of New York Mellon since February 2000. At the Bank of New York Mellon, Mr. Smith directs and supervises a worldwide security program that encompasses the investigation and prevention of fraud-related activities, as well as the physical protection of corporate assets, employees, customers and executives. Mr. Smith retired from the United States Secret Service in January 2000 after 24 years of service. He held a variety of positions in field offices and headquarters, culminating with his appointment as the Special Agent in Charge of the New York Field Office, the Service’s largest and busiest office. During his career, Mr. Smith was assigned to the Vice Presidential Protective Division, the Presidential Protective Division and as the Special Assistant to the Treasury Secretary. He served as the security coordinator for several high profile protective venues, including: the U.S. delegation attending the Olympic Games in Barcelona, Spain, 1992; the Presidential Inaugural activities of 1993; the dedication of the Holocaust Museum, Washington, DC, 1994; and the visit of Pope John Paul II to New York, 1995. In 1996, he supervised the protective detail assigned to Presidential Candidate Robert Dole. Mr. Smith holds bachelors and masters degrees in Criminal Justice from West Chester University in West Chester, Pennsylvania.
Walter Klein joined our Board of Directors in January 2008 and was named as Chairman of the Audit Committee. He currently serves on the Board of Spartech Corporation, as Chair of its Audit Committee. From 1981 through 2002, he worked at Stepan Company, most recently as Vice President of Finance. Stepan Company, a producer of specialty and intermediate chemicals, has more than $1 billion in revenues and is listed on the NYSE. The company has operations in the U.S., Mexico, Columbia, France, Germany, the United Kingdom and the Philippines. Mr. Klein began his financial career at Arthur Anderson LLP in 1978. He has a B.B.A. and an M.B.A. from Loyola University.
Lloyd Campbell joined our Board of Directors in January 2008 and was named Chairman of the Governance Committee Mr. Campbell is a consultant in Spencer Stuart’s New York office. Prior to joining Spencer Stuart in 2008, Mr. Campbell spent seven years with Rothschild North America as a managing director and global partner. Before Rothschild, he spent 16 years with Credit Suisse First Boston where he started as an associate and rose to managing director of the private finance group. As managing director, Mr. Campbell specialized in senior and mezzanine debt for large and mid-cap companies and was responsible for initiating and completing transactions on behalf of his clients. He first began his career in 1980 with Teachers Insurance and Annuity Association, where he was a member of the private placement department for five years. Mr. Campbell currently sits on the boards of The Guardian Life Insurance Company of America and Spartech Corporation, and previously served on the boards of Alderwoods Group and Georgetown University. Additionally, he continues to serve as a senior adviser to Rothschild’s merchant banking activities. Mr. Campbell received a B.S. in business administration from Georgetown University and an M.B.A. from The Wharton School of the University of Pennsylvania.

Dean H. Blythe, Director Nominee, is managing director of TDF Ventures LLC, an advisory and investment firm he founded in 2000. From November 2001 through December 2008, Dean was with Harte-Hanks, Inc., a targeted marketing services company, serving in various roles as President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Senior Vice President and Chief Financial Officer, and Vice President — Legal and Secretary. During 2000, Dean was senior vice president — corporate development of Concero, Inc., an information technology consulting firm, and from 1994 to 2000 he was senior vice president — corporate development, secretary & general counsel of Hearst-Argyle Television, Inc., an owner and operator of television stations.
Donald Carr has been the Vice President of ISI since February 2009 where he leads the Argyle Corrections business division. Prior to that, since January 2008, he was President of Argyle Security USA’s Argyle Corrections business division. He was also President of ISI, where he began in 1991. Mr. Carr has been responsible for project management, sales and estimating. Over time, Mr. Carr built a sales team and relinquished his project management responsibilities to focus on the sales growth of the business. From 1987 to 1991, Mr. Carr served as the Project Manager of American Detention Services, Inc. a subsidiary or ADTEC, Inc. Prior to that time, from 1985 to 1987, Mr. Carr served as the Director of Contract Administration of Southern Steel Company. Mr. Carr attended St. Edwards University.
Dean Dresser has been our Vice President, Corporate Controller and Chief Accounting Officer since 2007. Prior to Argyle, he was Controller and Senior Director of Corporate Finance and Sales Operations at ClearCube Technology from 2002. From 2000 until 2002, Mr. Dresser was with Cruzan Calling LLC where he was Director / Controller, Finance and Administration. Before that, beginning in 1994, he was with Dell Computer Corporation as their Senior Manager of Financial Planning. Mr. Dresser holds an MBA from the Krannert Graduate School of Business, Purdue University and another MBA from the Budapest University of Economic Sciences, Budapest, Hungary. He secured his BBA with a Finance Major from the University of Texas.
Matthew A. Kepke has been our Vice President since January 2009 and has served as our General Counsel and Secretary since August 2008. From 2004 to 2008, Mr. Kepke was an Associate at Loeb & Loeb LLP as part of the firm’s Corporate Department, where he was a member of the Securities, Mergers and Acquisitions and Corporate Governance Practice Groups. Before joining Loeb, Mr. Kepke was an Associate at Jenkens & Gilchrist Parker Chapin LLP beginning in 2001. Mr. Kepke has spent his entire career representing both public and private companies on general corporate and securities matters, with particular emphasis on representing U.S. and foreign corporations, including emerging private corporations. His representation has included securities offerings, private and public company mergers, acquisitions and dispositions, as well as the preparation and review of periodic, quarterly, and annual reports. Mr. Kepke has experience in advising clients on the Sarbanes-Oxley Act, as well as, market compliance rules. He also has banking and lending experience that includes representation of commercial banks, finance companies and borrowers in connection with a variety of financing transactions. Mr. Kepke earned his JD in 2001 from Case Western Reserve University School of Law, Cleveland, OH, where he was an Associate Editor of Health Matrix: Journal of Law-Medicine and secured his BA in Psychology in 1998 from the University of Michigan, Ann Arbor, MI. Mr. Kepke is a member of the New York State Bar.
There are no family relationships among any Directors or executive officers of Argyle.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act requires our Directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Directors, executive officers and persons who own more than 10% of our common stock are required by Securities and Exchange Commission regulations to furnish to us copies of all Section 16(a) forms they file.
Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, Directors and greater-than-10% beneficial owners were complied with during 2008.
Staggered Board
Our Board of Directors is divided into three classes, with only one class of Directors being elected in each year and each class serving a three-year term. The term of office of the first class of Directors, consisting of Gen. Wesley Clark and Walter Klein, will expire at the Annual Meeting. The term of office of the second class of Directors, consisting of Bob Marbut and Ron Chaimovski, will expire at the 2010 Annual Meeting. The term of office of the third class of Directors, consisting of John J. Smith and Lloyd Campbell will expire at the 2011 Annual Meeting.

Meetings and Committees of the Board of Directors
During the fiscal year ended December 31, 2008, the Board of Directors held ten meetings and took action by written consent on three occasions. All of the Directors attended at least 75% of the aggregate of all Board meetings. The Board of Directors has determined that Messrs. Klein, Campbell, Smith and Clark, are each independent Directors as defined in Rule 4200 of the Nasdaq Marketplace Rules. The Company does not have a written policy relating to attendance by members of the Board of Directors at annual stockholder meetings. However, all Directors are encouraged to attend the Annual Meeting, if practicable.
Compensation Committee. On January 25, 2008, the Board of Directors formed a Compensation Committee and elected the following members to serve on the Compensation Committee: John Smith (Chairman), Lloyd Campbell and Gen. Wesley Clark, each of whom is independent as defined in Rule 4200 of the Nasdaq Marketplace Rules. The Compensation Committee has adopted a written charter which is available to security holders on our website, www.argylesecurity.com. The charter sets forth responsibilities, authority and specific duties of the Compensation Committee. The Compensation Committee reviews the CEO’s compensation recommendations for all other corporate officers. It also reviews the general policy relating to compensation and benefits for all employees. The Compensation Committee has been designated by the Board of Directors to administer the stock option and equity incentive plans of the Company.
Nominating and Governance Committee. On January 25, 2008, the Board of Directors formed a Nominating and Governance Committee and elected the following members to serve on this committee: Lloyd Campbell (Chairman), John C. Smith, and Walter Klein, each of whom is independent as defined in Rule 4200 of the Nasdaq Marketplace Rules. The Board of Directors adopted a charter for the Nominating and Governance Committee which is available to security holders on our website, www.argylesecurity.com. The Nominating and Governance Committee reviews and recommends to the board the compensation for the non-employee Directors of our Company.
Although we do not currently have a formal policy or procedure for stockholder recommendations of Director candidates, the Board of Directors welcomes such recommendations and will consider candidates recommended by stockholders if there is a vacancy on the Board of Directors or if there is a need for particular expertise on the Board of Directors. The Nominating and Governance Committee will establish, review and evaluate the qualifications for Board membership, which shall at a minimum include the following; the highest personal and professional integrity; a demonstration of superior achievement and wise, informed judgment; broad-based experience in business, finance or administration; familiarity with the Company’s industry; ability to serve the long-term interests of the Company’s shareholders; and sufficient time to devote to their duties as Directors of the Company. The Nominating and Governance Committee will also identify and consider candidates for the Board, including those recommended by shareholders.
Executive Committee. On January 25, 2008, the Board of Directors formed an Executive Committee and elected the following members to serve on this committee: Gen. Wesley Clark (Chairman), Ron Chaimovski, and Bob Marbut. Ron Chaimovski and Bob Marbut also serve as Executive Chairman and Chief Executive Officer of the Company, respectively. The Executive Committee exercises the powers of the Board between meetings of the full Board of Directors.
Audit Committee. On January 25, 2008, the Board of Directors formed an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, and elected the following members to serve on this committee: Walter Klein (Chairman), Lloyd Campbell and John Smith. Walter Klein, who has B.B.A. and M.B.A. degrees from Loyola University and is a Certified Public Accountant, is an “audit committee financial expert”. The Board of Directors has determined that each member of the Audit Committee is independent as defined in Rule 4350(d) of the Nasdaq Marketplace Rules. The Audit Committee recommends to the Board of Directors the annual engagement of a firm of independent accountants and reviews with the independent accountants the scope and results of audits, our internal accounting controls and audit practices and professional services rendered to us by our independent accountants. The Board of Directors has adopted a written charter for the Audit Committee which is available on our website, www.argylesecurity.com. The charter sets forth the responsibilities, authority and specific duties of the Audit Committee.

Audit Committee Report
The following shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing of Argyle Security, Inc. (the “Company”) under the Securities Act of 1933 or the Securities and Exchange Act of 1934.
The Company’s management has the primary responsibility for its financial reporting process, including its systems of internal controls, for the financial statements resulting from that process, and for the public reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.
With respect to by its responsibilities and duties, set forth in its written charter, for the fiscal year ended December 31, 2008, the Audit Committee:
•	retained Ernst & Young LLP to perform the annual 2008 audit.

•	has discussed with Ernst and Young LLP the overall scope and plans for the audit of the 2008 financial statements;

•	reviewed and discussed with management and Ernst and Young LLP, the independent registered public accounting firm appointed by the Board of Directors, the Company’s audited financial statements for the year ended December 31, 2008 as well as the quarterly unaudited financial statements;

•	reviewed with Ernst & Young LLP their judgments as to the quality and the acceptability of the Company’s financial reporting;

•	met with Ernst & Young LLP, with and without management present, to discuss the Company’s financial reporting processes;

•	reviewed significant audit findings by Ernst & Young LLP together with management’s responses;

•	has discussed with Ernst & Young LLP, those matters required to be discussed by Statement of Auditing Standard No. 61, “Communication with Audit Committees” as amended and adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received and reviewed the written disclosures and letter from Ernst & Young LLP required by applicable standards of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence from the Company and its management.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included our Annual Report on Form 10-K for the year ended December 31, 2008.
Audit Committee:

/s/ Walter Klein	/s/ Lloyd Campbell	/s/ John Smith

Walter Klein (Chairman)	Lloyd Campbell	John Smith

Process for Sending Communications to the Board of Directors
Stockholders that wish to communicate with the Board of Directors are welcome to put their comments in writing and addressed to Donald F. Neville, the Company’s Chief Financial Officer. Such communications may be sent to the Company’s corporate headquarters located at 12903 Delivery Drive, San Antonio, Texas 78247. Upon receipt, Mr. Neville will distribute the correspondence to the Directors. All communications received will be provided to the Directors specified in the communication.
Governance Documents and Code of Ethics
We adopted a Code of Business Conduct for employees, officers and directors of Argyle Security, Inc. and all subsidiaries. The code charges these individuals with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with the SEC, and compliance with applicable laws, rules and regulations.
We post the following documents on our website at www.argylesecurity.com in the “Investor Relations” section (under “Corporate Governance”). These documents are available in print to any stockholder upon request. Requests for documents must be in writing and directed to Matthew A. Kepke, the Company’s Secretary, at the address indicated on the cover page of this proxy statement.
•	Audit Committee Charter
•	Compensation Committee Charter
•	Nominating/Governance Committee Charter
•	Code of Business Conduct
•	Statement of Core Values

PRINCIPAL STOCKHOLDERS
The following table sets forth, as of April 19, 2009, certain information regarding beneficial ownership of Argyle’s common stock by each person who is known by us to beneficially own more than 5% of our common stock. The table also identifies the stock ownership of each of our Directors, each of our named executive officers, and all Directors and officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.
Shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.
The applicable percentage of ownership is based on 6,267,105 shares outstanding as of April 19, 2009. Argyle had 510,000 options outstanding as of April 19, 2009, of which 70,000 have vested and 170,000 do not vest until December 31, 2009. Our executive officers hold an aggregate of 205,000 options, of which 68,334 do not vest until December 31, 2009 and the remaining 136,666 options vest equally on December 31, 2010 and 2011.

	Amount and Nature
	of Beneficial		Approximate Percentage of
Name and Address of Beneficial Owner(1)	Ownership		Common Stock
Bob Marbut	1,004,569	(2)	15.58%

Ron Chaimovski	420,596	(3)	6.66%

Lloyd Campbell	25,000		*

Gen. Wesley Clark	101,720		1.62%

Walter Klein	10,000		*

John Smith	77,813		1.24%

Sam Youngblood	469,392	(4)	7.49%

Don Carr	256,197	(5)	4.09%

Michael Peterson	—		*

Leonard Peterson	—		*

Donald F. Neville	43,334	(6)	*

Luther King Capital Management Corporation (7) P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands	400,000		6.38%

William Blair Mezzanine Capital Fund III, L.P. (8) c/o Merit Capital Partners Attention: David Jones 303 West Madison Street, Suite 2100 Chicago, IL 60606	542,417		8.65%

Mezzanine Management Fund IV A, L.P. (9) Mezzanine Management Limited Century House 16 Par la Ville Road Hamilton, Bermuda Attention : Arthur Morris	4,532,600	(10)	42.15%

Mezzanine Management Fund IV Coinvest A, L.P. (11) Mezzanine Management Limited Century House 16 Par la Ville Road Hamilton, Bermuda Attention : Arthur Morris	69,700	(12)	1.11%

Alexandra Global Master Fund Ltd. (13) Citco Building, Wickams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands	325,000		5.1%

All Directors and executive officers as a group (11 individuals)	2,397,193		36.91%

*	Less than 1%.

(1)	The business address of each of our officers and Directors is 12903 Delivery Drive, San Antonio, Texas 78247.

(2)	Includes (i) 372,659 shares of Argyle common stock held by Argyle New Ventures, LP, which is controlled by Mr. Marbut, (ii) 278,910 shares by Argyle Joint Venture, over which Mr. Marbut has voting and dispositive power, and (iii) 93,750 shares underlying warrants owned by Argyle New Ventures, 94,000 shares underlying warrants owned by Bob Marbut and 6,250 shares underlying warrants held by Argyle Global Opportunities, over which Mr. Marbut has voting and dispositive power. 51,557 shares are restricted and subject to a restricted stock agreement whereby the ability to dispose, transfer or pledge the shares vest. This does not include 31,250 units which are convertible into 31,250 shares and warrants to purchase 31,250 shares at $5.50 per share and 26,950 shares of Argyle common stock owned by Mrs. Jan Marbut, Mr. Marbut’s wife. The units and shares were acquired prior to the marriage and are held as separate property, for which Mr. Marbut disclaims beneficial ownership.

(3)	Includes warrants to purchase 45,437 shares. 51,557 shares are restricted and subject to a restricted stock agreement whereby the ability to dispose, transfer or pledge the shares vest.

(4)	Includes 28,024 shares of common stock held by the Youngblood Charitable Remainder Unitrust for which Mr. Youngblood is trustee.

(5)	16,667 shares are restricted and subject to a restricted stock agreement whereby the ability to dispose, transfer or pledge the shares vest.

(6)	28,333 shares are restricted and subject to a restricted stock agreement whereby the ability to dispose, transfer or pledge the shares vest. Includes 8,334 options to purchase common stock which have vested and are fully exercisable at $7.55 per share.

(7)	LKCM Private Discipline Master Fund, SPC (“Master Fund”), LKCM Private Discipline Management, L.P. (“PDP Management”), LKCM Alternative Management, LLC (“PDP Alternative”), Luther King Capital Management Corporation (“LKCM”), J. Luther King, Jr. and J. Bryan King. Master Fund is the record owner of the shares of Common Stock reported herein. PDP Management owns all of the outstanding management shares of Master Fund. PDP Alternative is the general partner of PDP Management. LKCM is the investment manager for Master Fund. J. Luther King, Jr. is the controlling shareholder of LKCM, and J. Luther King, Jr. and J. Bryan King are controlling members of PDP Alternative. This information is derived from a Schedule 13G filed by the reporting persons on December 24, 2008.

(8)	Mr. David Jones has voting and dispositive power over the shares held by William Blair Mezzanine Capital Fund III, L.P. This information is derived from a Schedule 13G filed by the reporting persons on August 10, 2007.

(9)	Mezzanine Management Limited, Mr. Rory Brooks and Mr. James Read share voting and dispositive power over all shares. This information is derived from a Form 4 filed by the reporting persons on January 9, 2009.

(10)	Includes 1,846,600 shares of common stock underlying 18,466 shares of Series A Preferred Stock and 2,686,000 shares of common stock underlying 26,860 shares of Series B Preferred Stock.

(11)	Mezzanine Management Limited, Mr. Rory Brooks and Mr. James Read share voting and dispositive power over all shares. This information is derived from a Form 4 filed by the reporting persons on January 9, 2009.

(12)	Includes 28,400 shares of common stock underlying 284 shares of Series A Preferred Stock and 41,300 shares of common stock underlying 413 shares of Series B Preferred Stock.

(13)	Mr. Mikhail A. Filimonov is deemed to have voting and dispositive power over the shares. Mr. Filimonov disclaims beneficial ownership of the shares. This information is derived from a Schedule 13G filed by the reporting persons on February 17, 2009.

EXECUTIVE COMPENSATION
Compensation Committee Report
The following shall not be deemed to be “soliciting material” or to be “filed” with the Commission nor shall such information be incorporated by reference into any future filing of Argyle under the Securities Act of 1933 or the Securities and Exchange Act of 1934.
The Compensation Committee that was formed in January 2008 has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:	John Smith (Chairman)
Lloyd Campbell
Gen. Wesley Clark
Compensation Discussion and Analysis
Our named executive officers are: Ron Chaimovski, our Executive Chairman, and Bob Marbut, our Chief Executive Officer. Messrs. Chaimovski and Marbut have each been with us since our inception; Donald F. Neville, our Chief Financial Officer who joined Argyle on September 7, 2007, and Sam Youngblood, President and Chief Operating Officer, who has been and will continue to be an executive officer of ISI, which we acquired on July 31, 2007. On January 28, 2009, the compensation decisions for 2009 were made by the Compensation Committee of the Board. The following reflects the compensation decisions which were made in 2008 and, as indicated, those compensation decisions for 2009 which have been made as of the date of this Proxy Statement.
Compensation Decisions Prior to the Acquisition of ISI
Before the acquisition of ISI, compensation decisions for ISI’s officers, including Mr. Youngblood were made primarily by the board of directors of ISI. This board consisted of Mr. Sam Youngblood and Mr. Don Carr (who together controlled 96% of the Company). Prior to the acquisition of ISI, none of Argyle’s executive officers (who consisted of Mr. Marbut and Mr. Chaimovski) received any compensation for their service to Argyle. Instead, they were reimbursed for all business-related expenses incurred while helping us to identify potential target businesses and perform due diligence on suitable business combinations.
Compensation Decisions Following the Acquisition of ISI until 2008
Following the acquisition of ISI, compensation decisions for all of our named executive officers, key employees and outside Directors were made by our full Board of Directors. To ensure ongoing business continuity and minimize disruptions, the Board chose to keep all ISI compensation programs intact through 2009. Following the acquisition, the Board established salary levels for all named officers (other than those already under existing employment contracts) and key employees and made long-term incentive grants to these individuals as well as to outside Board members.
Compensation Decisions During Fiscal Year 2008 and 2009
In January 2008, we formed a Compensation Committee of the Board of Directors comprised of three outside, independent Directors which will administer all compensation programs for officers, key employees and outside Directors. This Committee has worked with management to design key compensation policies and programs, as well as sound governance practices, to ensure that our compensation programs reflect best practices and strongly contribute to our growth and success. In 2009, the Compensation Committee worked with management to make changes to its compensation programs in response to the economic downturn.
Compensation Philosophy
The overriding goal of our executive compensation program is to recruit and retain key executives and motivate them to achieve maximum results. To this end, we have designed and managed our programs with the following objectives in mind:
•	Generating significant stockholder value, while practicing good corporate governance,
•	Maximizing the alignment between our short-term and long-term results and executive pay, and
•	Providing market-competitive compensation, while considering our financial resources.
During 2009, our Compensation Committee will continue to evaluate our compensation philosophy, as well as individual programs and policies.

Administration of Executive Compensation Programs
Before the acquisition, executive compensation programs were administered by the respective boards of ISI and Argyle. For the remainder of 2007, all executive pay programs were administered by the Argyle Board of Directors. Beginning with fiscal year 2008, all of our executive compensation programs were administered by the Compensation Committee of the Board.
The duties and responsibilities of the Compensation Committee are further described in this proxy statement under the caption “Directors and Executive Officers — Meetings and Committees of the Board — Compensation Committee.”
Management Role in Compensation Decisions
During 2007, management played a significant role in the development of compensation programs and the determination of specific pay levels for the named executive officers and other employees. Prior to the acquisition of ISI, Mr. Youngblood and Mr. Carr developed proposed pay programs and pay levels for all ISI executives, subject to the approval of the full ISI board of directors, which consisted of outside director David Jones and themselves.
Following the acquisition of ISI, Mr. Marbut and Mr. Chaimovski proposed pay levels and pay programs for all of our named executive officers who do not have employment agreements, subject to the approval of our full Board of Directors, which included themselves. They were excused from all conversations related to their own pay, leaving the remaining members of the Board to discuss and approve their pay levels and programs.
All programs and policies adopted by the Board of Directors are managed on a day-to-day basis by our management and corporate staff.
Compensation Advisors and Consultants
In 2007, we did not use compensation consultants either to help us develop compensation programs or to determine pay levels for our executive officers, key employees, or outside Directors. During 2008, the Compensation Committee engaged Motivari Consulting and during 2009, the Compensation Committee engaged Radford, an Aon Consulting Company (“Radford”) to assist the Committee and management in a comprehensive review of compensation programs, policies and governance.
Peer Groups and the Use of Market Compensation Data
While ISI attempted to maintain pay programs that were competitive with the market, in the past, ISI did not rely on specific market pay surveys or peer company analyses to assess ISI’s relative competitiveness. Instead, ISI relied on the general knowledge and experience of key management and other factors to ensure that its programs were attractive in the market place. In 2008, we began to review market surveys and attempt to review peer groups for comparisons that would help us better achieve our compensation objectives.
In connection with the compensation decisions made for executive officers for 2009, we used publicly available compensation surveys to benchmark executive compensation, rather than an industry peer group. This was largely due to the difficulty in finding appropriate peers both within a similar industry while being relatively close in scale and scope. Specifically, we used Radford’s Executive Survey as our primary source, focusing on companies of similar scale and scope as Argyle with respect to revenue and employee size. Other publicly available sources were used, in conjunction with the primary source.
Impact of Company Performance on Pay
Argyle’s performance impacts the compensation levels we pay in a number of ways. The salaries we pay to our executive officers are highly dependent on our size, in terms of revenues, and our financial performance. All salary increases for our executive officers are dependent on minimum levels of profitability to fund them. We have developed a corporate bonus program for our executive officers. The bonus program is self funded above target earnings and focuses heavily on company performance with payout levels closely aligned with our profitability. All of our long-term incentive programs are equity based, and thus heavily impacted by changes in our stock price. For example, stock options have no value unless our stock price increases; the ultimate value of restricted shares depends on our stock price as these shares vest over time; and, the value of performance unit awards is dependent on operating performance over a three-year period, the price of a share of stock at that time, and the ultimate number of units that an executive is awarded.
The value of each of these elements is managed independently of others. For example, we do not give larger salary increases if our stock awards are not delivering the value we expected.

Elements of Compensation
For 2008 and 2009, the primary components of our compensation program for executive officers were base salary, bonus and long-term incentives. Perquisites were provided to Sam Youngblood as a continuation of benefits he received as an executive officer of ISI under the terms of his existing employment agreement. Argyle currently reimburses Mr. Donald F. Neville and another employee the costs associated with the rental of an apartment in San Antonio, TX, at a cost of approximately $2,500 per month. The apartment is primarily used by the employees, each of whom lives more than 50 miles away, during the business week to allow them to reduce commutation time and have accessibility to the day-to-day operations in San Antonio, TX.
Our named executive officers also participate in benefit plans generally available to our other employees. Each of these programs is described in more detail below.
During 2010, our Compensation Committee will evaluate each of these programs to ensure that they are structured and managed as effectively as possible.
Determining Pay Levels and Compensation Mix
Compensation for our named executive officers who joined us as a part of the ISI acquisition was determined by the ISI board of directors based on their knowledge of the security industry and general understanding of competitive pay levels within the industry. In establishing these pay levels, they did not target a particular mix of pay nor were they directly influenced by specific market pay data.
Following the acquisition of ISI, our Board of Directors kept in place the existing base salaries, bonus targets and bonus structures set forth in the existing employment agreements. In addition, the Board has honored existing employment agreements for those officers and employees of companies which were acquired by ISI subsequent to its acquisition by Argyle.
Following the acquisition of ISI, the Board also established salary levels for all other named executive officers relying on deep personal experience and knowledge of the security industry, while considering the affordability of these pay levels. In establishing pay levels, the Board did not target a particular pay mix; neither were they directly influenced by specific market pay data. The Compensation Committee will continue to review the pay levels and pay mix of our named executive officers as part of a continuing review of our compensation programs.
Base Salary
We use base salary as the foundation for our executive compensation program. Base salary is intended to provide a fixed level of competitive pay that reflects each executive officer’s primary duties and responsibilities, as well as the foundation upon which incentive opportunities and benefit levels are established. We believe that a competitive base salary program is essential in recruiting and retaining the individuals needed for the Company to be successful. The table below indicates the effective annual base salaries for each named executive officer as of the end of fiscal year 2008 and the annual base salary which has been approved to be paid for 2009.

		Approved to be
	End of Year	paid
Name	Salary (2008)	Salary (2009)
Ron Chaimovski	$275,000	200,000
Bob Marbut	$275,000	250,000
Donald F. Neville	$200,000	190,000
Sam Youngblood	$394,953	395,581
Don Carr	$259,620	260,062
Michael Peterson	$298,100	298,100
Leonard Peterson	$298,100	298,100
Base salaries for Mr. Chaimovski and Mr. Marbut were determined and approved by the Board of Directors on August 1, 2007. Before this date, they did not receive compensation for their services to Argyle. The base salary for Mr. Neville was approved by the Board of Directors prior to his hire date of September 7, 2007. On January 28, 2009, we reduced the base salaries of each of Messrs. Chaimovski, Marbut and Neville and increased their equity compensation to provide a stronger alignment between base salary and Argyle’s performance. The salaries for Mr. Youngblood and Mr. Carr were established by employment agreements determined by ISI’s board of directors prior to the acquisition and were unchanged by our Board of Directors following the acquisition. The salaries for Mr. Michael Peterson and Mr. Leonard Peterson were established by employment agreements entered into prior to the acquisition of assets by ISI from PDI in January 2008. The Board has decided to continue to honor the base salary provisions of existing employment contracts during 2009.
Our Compensation Committee intends to review base salaries each year and to potentially make changes to named executive officer salaries based on Argyle’s performance, individual performance, and market competitiveness considerations.

Bonus
We believe that incentive bonuses are a key component to motivate short-term performance that yields long-term stockholder value. As such, the Committee has approved a bonus plan for 2009 for our Executive Chairman, Chief Executive Officer, Chief Financial Officer and Vice Presidents with the following characteristics:
•	The target award opportunity is 50% of salary for Argyle’s Executive Chairman and Chief Executive Officer, 40% of salary for Argyle’s Chief Financial Officer (based on a base salary of $200,000), and 30% of salary for Argyle’s Vice Presidents,
•	75% of the award is based on performance against key financial and operational metrics, including revenues, EBITDA, EBITDA margin %, and new bookings,
•	25% of the award is based on performance against key individual performance metrics established for each participant,
•	Participants can earn between 0% and 200% of their target award opportunity, based on performance against these metrics, and
•	Our Compensation Committee retains the right to modify awards up or down 25%, based on a subjective assessment of Company and/or individual performance.
Long-Term Incentives
All outstanding stock awards of ISI stock held by employees of ISI became fully vested and were paid out as part of our acquisition of ISI on July 31, 2007. Prior to the acquisition of ISI, we did not grant stock awards to any of our employees. On July 31, 2007, our stockholders approved the Argyle 2007 Omnibus Securities and Incentive Plan which allows us to make grants of stock-based incentives to employees, non-employee Directors, and non-employee consultants. The purpose of this program is to attract and retain employees and motivate them to drive long-term performance and create stockholder value.
On August 1, 2007, immediately following the acquisition of ISI, we approved grants of stock options, restricted stock, and performance units to our employees. These grants included one-time “start-up” grants to be made immediately, and then the first annual ongoing grants were made in January 2008 and February 2009. Throughout the remainder of fiscal year 2008, we granted new-hire awards to one individual. In all cases, individual awards were proposed by our Executive Chairman and Chief Executive Officer and approved by our Compensation Committee. Award sizes were determined based on our understanding of competitive award levels and the size of awards needed to attract, retain and motivate our employees. We also considered the affordability and projected share usage in determining award sizes. The mix of awards (options, restricted shares and performance unit awards) was determined based on responsibility level and our desire to balance retention, motivation and stockholder alignment.
Stock Options
We use stock options as a tool to motivate our employees to increase our stock price. We believe that the value delivered through options also helps us attract new employees and retain existing employees. We granted both incentive stock options, which have certain potential tax benefits to employees, and non-qualified stock options to employees during 2007. All of our options granted during 2007 share the following characteristics:
•	A date of grant that is the date the award was approved by the Board of Directors,
•	An exercise price equal to $7.80,
•	A term of 10 years during which participants can exercise awards, assuming continued employment,
•	A three-year graded (one-third per year) vesting schedule that begins on December 31, 2008.
In 2007, we granted a total of 125,000 stock options to 10 employees, none of whom are named executive officers.
In 2008, we granted a total of 100,000 stock options to 12 employees, including 25,000 incentive stock options for Mr. Neville. All of the options have the following characteristics:
•	A date of grant that is the date the award was approved by the Board of Directors,
•	An exercise price equal to $7.55,
•	A term of 10 years during which participants can exercise awards, assuming continued employment,
•	A three-year graded (one-third per year) vesting schedule that begins on December 31, 2008.

In 2009, we granted a total of 300,000 stock options to 12 employees, including 50,000 incentive stock options to each of Messrs. Chaimovski, Marbut and Youngblood, 30,000 incentive stock options for Mr. Neville and 10,000 incentive stock options for Mr. Michael Peterson.
All of the options have the following characteristics:
•	A date of grant that is the date the award was approved by the Board of Directors,
•	An exercise price equal to $1.10 which was greater than the trading price of Argyle’s common stock on the date of grant,
•	A term of 10 years during which participants can exercise awards, assuming continued employment,
•	A three-year graded (one-third per year) vesting schedule that begins on December 31, 2009.
Restricted Common Stock
We use shares of restricted common stock as a tool to retain employees and create a degree of alignment between the interests of our employees and stockholders. Because shares of restricted common stock are actual shares of common stock, our stockholders and employees are affected by changes in our stock price to the same extent as our stockholders. To foster retention, all shares of restricted common stock granted to employees vest annually over a three-year period that begins on December 31 of the year that the shares are granted.
In 2007, we granted a total of 110,000 shares of restricted common stock to seven employees, including named executive officers Bob Marbut, Ron Chaimovski, Sam Youngblood, Don Carr, and Donald Neville. Actual restricted stock grants for the named executive officers during 2007 are provided in the Grants of Plan Based Awards Table later in this report. During 2008, we granted 60,000 shares of restricted common stock to six employees, including 15,000 each to Mr. Marbut and Mr. Chaimovski, 10,000 each to Mr. Neville and Mr. Youngblood, and 5,000 to Mr. Carr. During 2009, we granted 90,000 shares of restricted common stock to five employees, including 25,000 each to Mr. Marbut and Mr. Chaimovski and 15,000 to Mr. Neville.
Performance Unit Awards
We use performance unit awards as a tool to motivate long-term financial and stock price performance that creates value for stockholders. Performance unit awards granted include the following design elements:
•	A three-year performance period that reflects cumulative performance,
•	Performance metrics of: Core EBITDA and Adjusted Income Before Tax Per Share,
•	The number of units earned will range from 0% to 150% of the target award based on performance against pre-established targets, and
•	The award value will be paid out in cash following the end of the performance period, once performance results have been certified by the Board of Directors.
To determine the amount to be paid on the performance units earned, we have established a performance matrix which relates to specific combinations of aggregated three-year Core EBITDA and aggregated three-year Adjusted Income Before Tax Per Share performance to specific payout levels expressed as a percentage of the target award. “Core EBITDA” means (i) consolidated net Income, plus (ii) interest charges, plus (iii) federal and state income taxes and the Texas Margin Tax, plus (iv) depreciation and amortization, plus (v) non-cash management compensation expense, plus (vi) all other non-cash charges and “Adjusted Income Before Tax Per Share” means Core EBITDA plus interest divided by the number of common stock issued and outstanding, including common stock issuable upon conversion of any outstanding convertible preferred stock but excluding any commons stock that would be outstanding pursuant to the exercise of any warrants or stock options.
Performance goals are set such that the target performance level, which yields 100% of the target award, is reasonably difficult to achieve based on current expectations of performance. The threshold performance level, at which the award begins to pay, is set such that we would expect to achieve this level of performance in most years, assuming reasonable performance. The maximum performance level, which yields a payout at 150% of target, represents a significant degree of difficulty to achieve, such that we would not expect to regularly achieve it in most years, unless we achieved truly outstanding performance on both Core EBITDA and Adjusted Income Before Tax Per Share metrics.

During 2007, we granted a total of 115,000 performance unit awards to eight employees, including named executive officers Bob Marbut, Ron Chaimovski, Sam Youngblood, and Donald F. Neville. During 2008, we approved 60,000 performance unit awards for six employees, including 15,000 to Mr. Marbut and Mr. Chaimovski, and 10,000 to Mr. Neville and Mr. Youngblood. During 2009, we also approved 110,000 performance units for six employees, including 25,000 to Mr. Chaimovski, Mr. Marbut and Mr. Youngblood and 15,000 to Mr. Neville. Actual performance unit award grants for the named executive officers during 2008 are provided in the Grants of Plan Based Awards Table later in this report. In March 2009, Don Carr voluntarily forfeited all 25,000 performance unit awards granted to him in 2007 and 2008, and Sam Youngblood forfeited all 55,000 performance unit awards granted to him in 2007, 2008 and 2009.
Perquisites
With the exception of Sam Youngblood and Donald F. Neville, our named executive officers did not receive perquisites during 2008. In connection with his employment agreement with ISI (which was continued when Argyle purchased ISI), Mr. Youngblood received certain perquisites, including: paid membership dues for the Plaza Club of San Antonio; tickets to the San Antonio Stock Show and Rodeo, San Antonio Spurs, and Majestic Theatre; and an automobile allowance of $900.00 per month. Except for the automobile allowance, these perquisites are provided to Mr. Youngblood in part to allow him to meet and/or entertain current or potential customers. In addition, he provides a significant portion of the tickets to the officers and employees to recognize them for their efforts. Following our acquisition of ISI, our Board of Directors elected to continue to provide these perquisites to Mr. Youngblood. In October 2008, Mr. Youngblood agreed to not seek reimbursement for expenses incurred in connection with the tickets and club dues that he was entitled to in his employment agreement until at least the middle of 2009, when it was agreed that the Company would review its financial condition and assess whether it is in the best interest of the Company to renew the reimbursement. Such amount of non-reimbursed expenses for 2008 was approximately $10,000 (approximately $60,000 per year). The monetary value of these perquisites is detailed in the Summary Compensation Table later in this report.
Argyle currently reimburses Mr. Donald F. Neville and another employee the costs associated with the rental of an apartment in San Antonio, TX, at a cost of approximately $2,500 per month. The apartment is primarily used by the employees, each of whom lives more than 50 miles away, during the business week to allow them to reduce commutation time and have accessibility to the day-to-day operations in San Antonio, TX. The apartment is not generally viewed as a perquisite provided to Mr. Neville by management and the Board of Directors.
Retirement Plans
We do not provide any retirement plans or deferred compensation plans to named executive officers that are not generally available to all other employees.
Severance Arrangements
We feel that severance agreements can be an effective tool to attract executives and retain our existing executives. During 2008, we entered into severance and non-competition agreements with Messrs. Chaimovski, Marbut and Neville. We believe that these types of contracts are a critical element to attracting and retaining top executives, and they benefit the Company by establishing non-compete and other restrictive covenants that protect our business interests.
Each agreement is derived from a form of Severance and Non-Competition Agreement which has been approved by each of the Compensation Committee of the Board of Directors of the Company and the Board of Directors of the Company. Pursuant to the terms of the agreement, each employee shall be “at will,” meaning that either the employee or the Company shall be entitled to terminate the employment at any time and for any reason, with or without cause. Upon the termination of the employment, the employee shall only be entitled to the compensation and benefits earned up through the date of termination.
In the event the employment with the Company is terminated within the two-year period immediately following the occurrence of a change of control, either (i) by the Company without cause, or (ii) by the employee for good reason, then the employee shall, receive a lump-sum payment in the amount of (a) 2.99 times employee’s base salary in effect on the date of termination plus employee’s target bonus plus (b) employee’s current-year bonus earned up through the date of termination (calculated by taking Employee’s annual target bonus times a fraction, the numerator of which is the number of days Employee was employed during the year of termination and the denominator of which is 365), with such target bonus and current-year bonus determined in accordance with the Company’s bonus plan then in effect which is applicable to employee. The lump-sum payment to be paid under this clause (i) shall be paid within 30-days following the date of employee’s termination; and (ii) receive a lump sum payment equal to 36 times the monthly premium cost (determined as of the date of termination) for employee’s medical insurance under the Company’s benefit plans then in effect, with such amount to be paid within 30-days following the date of employee’s termination. If the employee dies during the term of employment, employee’s employment and the agreement shall automatically terminate as of the date of employee’s death. Upon such termination, the Company shall have no further obligation to the employee or his estate, except to pay to the estate any accrued, but unpaid, salary up through the date of such termination, plus bonus.

We have entered into employment agreements with Sam Youngblood, Don Carr, Michael Peterson and Leonard Peterson that provide each of them with 12-month severance in the event they are terminated without cause. These agreements were put in place by prior to the acquisition of ISI and PDI in order to retain these employees by ensuring some degree of financial certainty in the event of a job loss. These employment agreements are discussed in more detail in the Employment Agreements section later in the proxy.
No other named executive officers had severance benefits in effect during 2008.
Insider Trading and Speculation Policy
We have established policies prohibiting our officers, Directors and employees from purchasing or selling Argyle securities while in possession of material, non-public information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. In addition, our policies prohibit our officers, Directors and employees from speculating in our stock, which includes short selling (profiting if the market price of our stock decreases), buying or selling publicly traded options (including writing covered calls), hedging or other types of derivative arrangements that have a similar economic effect.
Impact of Internal Revenue Code Section 162(m)
In developing our pay programs and pay levels, we have not historically considered the impact of Section 162(m) of the Internal Revenue Code, which generally limits the tax deductibility of compensation paid to named executive officers to $1 million, unless it is performance based. As part of our comprehensive review of compensation programs during 2009, we will determine what actions, if any, we should take in order to preserve full deductibility under 162(m).
Compensation Committee Interlocks and Insider Participation
The members of our compensation committee are named above. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with Executive Officers or Directors of the Company or another entity.

Summary Compensation Table
The following summary compensation table sets forth the aggregate compensation awarded to, earned by, or paid to the executive chairman, chief executive officer, chief financial officer, president and chief operating officer and each of our other three most highly compensated executive officers for the fiscal year ended December 31, 2008.

								Non-Equity
	Fiscal				Stock		Option	Incentive Plan	All Other
	Year	Salary		Bonus	Awards		Awards	Compensation	Compensation		Total
Name and Principal Position	(1)	$		$	$		$	$	$		$

Bob Marbut	2008	275,000		—	131,782	(5)	—	—	—		406,782
Chief Executive Officer	2007	114,583	(2)	—	36,259	(6)	—	—	—		150,842

Ron Chaimovski	2008	275,000		—	131,782	(5)	—	—	—		406,782
Executive Chairman	2007	114,583	(2)	—	36,259	(6)	—	—	—		150,842

Donald F. Neville	2008	200,000		—	64,643	(5)	—	—	30,000	(7)	294,643
Chief Financial Officer	2007	96,000	(3)	—	14,504	(6)	—	—	48,000	(8)	158,504

Sam Youngblood	2008	394,953		—	99,443	(5)	—	—	51,146	(9)(10)	545,542
President and Chief Operating Officer	2007	378,847	(4)	—	29,008	(6)	—	—	62,816	(9)	470,671

Don Carr	2008	249,000		—	84,527	(5)	—	—	—		344,147
Vice President of ISI	2007	249,032	(4)	—	29,008	(6)	—	—	—		278,040

Michael Peterson	2008	298,100	(11)	—	—		—	—	—		298,100
President — PDI	2007	—		—	—		—	—	—		—

Leonard Peterson	2008	298,100	(11)	—	—		—	—	—		298,100
Chief Operating Officer — PDI	2007	—		—	—		—	—	—		—

(1)	Includes Fiscal Year 2007 and 2008 only. Argyle did not pay compensation to any executive officers in 2006. Does not include expense recognized for performance unit awards granted during 2007 and 2008, because the performance criteria targets approved by the Board has since been deemed to be unlikely to be reached by Argyle and payments pursuant to the corresponding performance unit award agreements have been deemed remote.

(2)	Began receiving a salary in August 2007, following the acquisition of ISI, at an annual rate of $275,000.

(3)	Became the Chief Financial Officer of Argyle in September 2007 with an annual salary rate of $240,000, which was reduced to $200,000 in January 2008.

(4)	Includes salaries that were received for services to ISI prior to the acquisition in the amounts of $220,994, $145,269 for Mr. Youngblood and Mr. Carr, respectively.

(5)	The value reported for each executive is the cost recognized in our financial statements for restricted stock during fiscal 2008, calculated in accordance with FAS 123R.

(6)	The value reported for each executive is the cost recognized in our financial statements for restricted stock during fiscal 2007, calculated in accordance with FAS 123R.

(7)	Consists of $2,500 monthly expenses relating to apartment in San Antonio, TX.

(8)	Represents consulting fees for services prior to becoming the Chief Financial Officer.

(9)	Consists of: $52,016 reimbursed for membership dues for the Plaza Club of San Antonio; tickets to the San Antonio Stock Show and Rodeo, San Antonio Spurs, and Majestic Theatre; and an automobile allowance of $900 per month.

(10)	Reflects agreement by Mr. Youngblood to not seek reimbursement for dues and tickets for the remainder of 2008.

(11)	Includes salaries that were received for services to PDI prior to Argyle’s acquisition in January 2008.

Grants of Plan-Based Awards in 2008
The following table summarizes cash incentive bonuses, and grants of performance unit awards and restricted stock for each of our named executive officers during fiscal year 2008.

												All Other
												Stock
												Awards:		Grant Date
			Estimated Possible Payouts Under									Number of		Fair Value
			Non-Equity Incentive Plan					Estimated Payouts under Equity				Shares of		of
			Awards					Incentive Plan Awards				Stock or		Stock
	Grant		Threshold		Target		Maximum	Threshold	Target		Maximum	Units		Awards
Name	Date		($)		($)		($)	(#)	(#)		(#)	(#)		($)

Bob Marbut		(1)		(4)		(4)	137,500
	1/25/2008	(2)						0	15,000		0			113,250
	1/25/2008	(3)										15,000		113,250
Ron Chaimovski		(1)		(4)		(4)	137,500
	1/25/2008	(2)						0	15,000		0			113,250
	1/25/2008	(3)										15,000		113,250
Donald F. Neville	1/25/2008	(1)		(4)		(4)	80,000
	1/25/2008	(2)						0	10,000		0			75,500
	1/25/2008	(3)										10,000		75,500
Sam Youngblood	1/25/2008	(2)						0	10,000	(5)	0			75,500
	1/25/2008	(3)										10,000	(6)	75,500
Don Carr	1/25/2008	(2)						0	5,000	(5)	0			37,500
	1/25/2008	(3)										5,000		37,500
Michael Peterson	—		—		—		—	—	—		—	—		—
	—		—		—		—	—	—		—	—		—
Leonard Peterson	—		—		—		—	—	—		—	—		—
	—		—		—		—	—	—		—	—		—

(1)	Represents the 2008 annual cash incentive bonus opportunity. Award opportunity reflects the range of 2008 incentive awards approved during 2007 and is based on a $275,000 salary and 50% maximum bonus opportunity for Mr. Marbut and Mr. Chaimovski and a $200,000 salary and 40% maximum bonus opportunity for Mr. Neville. Each of the individuals forfeited any earned bonuses for 2008 during October 2008.

(2)	Represents performance unit awards which vest on December 31, 2010 assuming the achievement of minimum performance standards and continued employment. The value of each unit is equal to the price of one share of Argyle common stock.

(3)	Represents restricted stock awards which will vest in three equal annual installments (one-third per year) beginning on December 31, 2008. Assuming continued employment, the award will be fully vested on December 31, 2010. The restricted stock plan is described in the Compensation Discussion and Analysis.

(4)	Messrs. Marbut, Chaimovski, and Neville did not have a bonus plan in place for fiscal 2007. For 2008, Messrs. Marbut and Chaimovski had a target bonus opportunity equal to 50% of salary and Mr. Neville’s target bonus opportunity was 40% of salary. Each of the individuals forfeited any earned bonuses for 2008 during October 2008.

(5)	In March 2009, Messrs. Youngblood and Carr forfeited the performance unit awards granted to them on January 25, 2008. In the event that the minimum performance standards are reached, payments will not be made to the individuals.

(6)	On February 1, 2009, Mr. Youngblood forfeited all 30,000 restricted stock awards granted to him on January 25, 2008 and August 1, 2007.

Outstanding Equity Awards at 2008 Fiscal Year-End
The following table summarizes unvested restricted stock for our named executive officers at the end of fiscal 2008.

		Stock Awards
				Number of Shares	Market Value of
				of Stock	Shares of
		Stock Award Grant		That Have Not	Stock That Have not
Name		Date		Vested (#)	Yet Vested ($)

Bob Marbut	(1)	1/25/2008		10,000	3,000	(2)
	(1)	8/1/2007		16,667	5,000	(2)
Ron Chaimovski	(1)	1/25/2008		10,000	3,000	(2)
	(1)	8/1/2007		16,667	5,000	(2)
Donald F. Neville	(1)	1/25/2008		6,667	2,000	(2)
	(1)	10/1/2007		6,667	2,000	(2)
Sam Youngblood	(1)	1/25/2008	(3)	6,667	1,999	(2)
	(1)	8/1/2007	(3)	13,333	3,999	(2)
Don Carr	(1)	1/25/2008		3,333	999	(2)
	(1)	8/1/2007		13,333	3,999	(2)
Michael Peterson		—		—	—
Leonard Peterson		—		—	—

(1)	Represents outstanding shares of restricted stock which vest in even annual increments (one-third per year) beginning on December 31, 2008. Assuming continued employment, awards will be fully vested on December 31, 2011.

(2)	Market value of awards was calculated using a stock price of $0.30, the closing price of Argyle common stock on December 31, 2008. Represents outstanding shares of restricted stock which vest in even annual increments (one-third per year) beginning on December 31, 2008. Assuming continued employment, awards will be fully vested on December 31, 2010.

(3)	All vested and unvested shares of restricted stock were forfeited by Mr. Youngblood on February 1, 2009.
Option Exercises and Stock Vested in Fiscal 2008
The following table summarizes for our named executive officers option exercises and restricted stock vested in 2008.

	Option Awards
	Number of Shares		Stock Awards
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)(1)

Bob Marbut	—	—	13,333	4,000

Ron Chaimovski	—	—	13,333	4,000

Donald F. Neville	—	—	6,666	1,999

Sam Youngblood	—	—	10,000	3,000

Don Carr	—	—	8,334	2,500

Michael Peterson	—	—	—	—

Leonard Peterson	—	—	—	—

(1)	Market value of awards was calculated using a stock price of $0.30, the closing price of Argyle common stock on December 31, 2008.

Employment Contracts
Sam Youngblood and Don Carr are subject to formal employment agreements that were entered into on October 19, 2004 while they were employed by ISI or its affiliates, the contracts were assumed by Argyle following the acquisition of ISI on July 31, 2007. These agreements contain the following provisions:
•	An initial term of five years, automatically renewed for a sixth year unless the executive or the company provides written notice to the contrary at least 60 days prior to the fifth anniversary of the effective date,
•	Minimum base salaries of $350,000 and $235,000 for Mr. Youngblood and Mr. Carr, respectively,
•	Annual salary increases at least equal to the change in the Consumer Price Index over the prior two years for Mr. Youngblood and Mr. Carr.
•	Participation in any bonus plan maintained by Detention Contracting Group, or its parent ISI for Mr. Youngblood and Mr. Carr.
•	Participation in any executive benefits plans maintained by Detention Contracting Group or its parent ISI.
•	Certain perquisites for Mr. Youngblood.
•	Reimbursement of all reasonable business, promotional, travel or entertainment expenses.
•	Severance for 12 months following a termination without cause.
•	Confidentiality and non-competition clauses.
On August 1, 2007, Argyle entered into an Executive Services Agreement with Tatum LLC, a company in which our Chief Financial Officer Don Neville is a partner. This agreement outlines the terms of Mr. Neville’s employment with Argyle as well as the fees paid to him and to Tatum in exchange for his service as our Chief Financial Officer. This agreement was amended on January 1, 2008 to modify certain terms. This agreement and a term sheet provided upon his initial employment specify his title, reporting relationship, broad responsibilities, and the following elements of compensation:
•	A monthly fee of $24,000 including all benefits from September through December 2007,
•	A monthly travel/expense allowance of $2,500 through December 31, 2008,
•	An initial long-term incentive grant comprised of 10,000 restricted shares and 10,000 performance units,
•	A base salary of $200,000 per year, effective January 1, 2008,
•	A performance bonus opportunity for 2008 ranging from 0% to 40% of salary,
•	A long-term incentive award during 2008 of 10,000 restricted shares, 10,000 performance units, and 25,000 stock options,
•	Health care and other appropriate benefits if and when such plans are implemented within the company, and
•	An employment contract to be created at the same time and with substantially the same terms as the other Executive Officers.
Mr. Marbut, Mr. Chaimovski and Mr. Neville do not have employment agreements or term sheets specifying the terms of their employments. We have employment agreements in place with four other employees who are not named executive officers.
During 2008, we entered into severance and non-competition agreements with Messrs. Chaimovski, Marbut and Neville. We believe that these types of contracts are a critical element to attracting and retaining top executives and they benefit the Company by establishing non-compete and other restrictive covenants that protect our business interests. The terms of the agreements are described above in the Compensation Discussion and Analysis section entitled “Severance Agreements.”
Each agreement is derived from the form of Severance and Non-Competition Agreement which has been approved by each of the Compensation Committee of the Board of Directors of the Company and the Board of Directors of the Company. Pursuant to the terms of the agreement, each employee shall be “at will,” meaning that either the employee or the Company shall be entitled to terminate the employment at any time and for any reason, with or without cause. Upon the termination of the employment, the employee shall only be entitled to the compensation and benefits earned up through the date of termination.
In the event the employment with the Company is terminated within the two-year period immediately following the occurrence of a change of control, either (i) by the Company without cause, or (ii) by the employee for good reason, then the employee shall, receive a lump-sum payment in the amount of (a) 2.99 times employee’s base salary in effect on the date of termination plus employee’s target bonus plus (b) employee’s current-year bonus earned up through the date of termination (calculated by taking Employee’s annual target bonus times a fraction, the numerator of which is the number of days Employee was employed during the year of termination and the denominator of which is 365), with such target bonus and current-year bonus determined in accordance with the Company’s bonus plan then in effect which is applicable to employee. The lump sum payment to be paid under this clause (i) shall be paid within 30-days following the date of employee’s termination; and (ii) receive a lump-sum payment equal to 36 times the monthly premium cost (determined as of the date of termination) for employee’s medical insurance under the Company’s benefit plans then in effect, with such amount to be paid within 30-days following the date of employee’s termination. If the employee dies during the term of employment, employee’s employment and the agreement shall automatically terminate as of the date of employee’s death. Upon such termination, the Company shall have no further obligation to the employee or his estate, except to pay to the estate any accrued, but unpaid, salary up through the date of such termination, plus bonus.

Potential Payments upon Termination

Severance Arrangements

Named Executive		Long-Term	Perquisites and		Total Annual
Officer	Total Cash	Incentives	Allowances	Benefits	Compensation
Bob Marbut	$375,000	$25,250	$0	$18,050	$418,300
Ron Chaimovski	$300,000	$25,250	$0	$3,802	$329,052
Don Neville	$270,000	$15,150	$30,000	$18,050	$333,200
Sam Youngblood	$395,581	$6,500	$62,816	$10,607	$475,504
Don Carr	$260,062	$0	$0	$10,607	$270,669
Mike Peterson	$298,100	$1,300	$0	$7,507	$306,907
Leonard Peterson	$298,100	$0	$0	$7,507	$305,607
Notes:
Total Cash = Current Annual Base Salary + 2009 Target Bonus Opportunity (100% of base salary)
Long-Term Incentives = 2008 Performance Unit Grant + 2008 Restricted Stock Grant+ 2008 ISO Grant
Perquisites and Allowances = Cost of Annual Perquisites + Annual Value of Business/Travel Expense Allowances
Benefits = Medical/Dental/Disability/Life Insurance Employer Premiums + 401(k) Plan Company Match
Includes cash payments made in the event of termination upon a change in control. Maximum bonus equals 200% of base salary; such amount is not reflected above.

2007 Omnibus Securities and Incentive Plan
Our plan and award agreements specify the treatment of unvested stock options, restricted stock, and performance units upon a change in control and upon various types of termination. In the event of a change in control, the Compensation Committee has the discretion to either immediately vest all unvested awards or cancel these awards and provide a cash payment of equal value.
Under the plan, the definition of “change in control” refers to the definition in employment agreements for those individuals with an agreement, and to the following definition for those employees without agreements:
•	Argyle, or an acquiring person announce that such person will be the beneficial owner of 50% or more of the Company’s voting stock then outstanding, or
•	A tender or exchange offer that would result in any person becoming the beneficial owner of 50% or more of our voting stock then outstanding, or
•	The announcement of any transaction relating to Argyle that is required to be described under Item 6(e) of Schedule 14A of Regulation 14A of the Securities and Exchange Commission under the Exchange Act, or
•	A proposed change in the Board that would cause, over any two-year period, the members of the Board at the beginning of this period to no longer constitute a majority, unless each new Director during this period was approved by at least two-thirds of the Directors still in office who were members of the Board at the beginning of this period, or
•	The Company enters into a merger or similar transaction that results in the conversion of Argyle stock into less than two-thirds of the surviving company’s common stock, or
•	The Board approves a plan of liquidation or dissolution or an agreement for the sale or disposition of Argyle (in one transaction or in a series of transactions) or of all or substantially all of the our assets to a person or entity which is not one of our affiliates, or
•	Any other event deemed by a majority of our Board members to constitute a “change in control”.
Under the terms of award agreements; all outstanding stock options, restricted shares and performance units become 100% vested upon termination as a result of the death, total and permanent disability, or retirement of the employee. For these purposes, retirement is defined as attainment of age 65 with at least five years of full service for the Company and/or an affiliate. Unvested awards immediately forfeit if the employee terminates for any other reason.
The table below shows the incremental value that each named executive officer would have received due to the accelerated vesting of equity awards outstanding under the plan if a change-in-control or qualifying termination as described above had occurred on December 31, 2008.

	Number of Shares of	Value of Unvested
	Unvested	Restricted Stock (1)
Name	Restricted Stock	($)

Bob Marbut	26,667	8,000

Ron Chaimovski	26,667	8,000

Donald F. Neville	13,334	4,000

Sam Youngblood	20,000	6,000

Don Carr	16,666	5,000

Michael Peterson	—	—

Leonard Peterson	—	—

(1)	Values for restricted stock are based on a price of $0.30, which was the closing price of Argyle common stock on December 31, 2008.

Director Compensation
Annual Cash Compensation
In 2008, each of our non-employee Directors received an annual retainer of $30,000 per year, with the Chairman of our Audit Committee receiving an additional annual retainer of $10,000 and the Chairs of the Compensation and Nominating / Governance Committees each receiving and additional annual retainer of $5,000 in order to reflect the additional time and effort required to serve in that capacity. Retainers for 2007 service were paid in March 2008, while retainers for 2008 were paid quarterly, in arrears.
In 2009, each Director will be paid an annual cash payment of $53,500, payable in 12 monthly installments of $4,458.33. Directors would not receive additional payments for attendance at meetings and the compensation paid for chairmanships will remain unchanged from 2008.
Initial Stock Awards
Our two founding Directors, Gen. Wesley Clark and John Smith, each received a one-time grant of 10,000 restricted shares upon their election to the Board (in addition to an aggregate of 117,188 shares, which were transferred by existing founding shareholders of Argyle when they joined the Board). Beginning in 2008, all newly elected Directors received a one-time grant of 10,000 restricted shares. Such awards are immediately vested upon grant.
Annual Stock Awards
In 2008, each non-employee Director received a grant of 5,000 restricted shares in January. Such awards immediately vested upon grant.
In 2009, each Director other than Mr. Klein (see “Special Compensatory Circumstances” below) was granted a Restricted Stock Award composed of 15,000 shares of common stock. Such Restricted Stock Award fully vests two days after a Director is no longer serving on the Board. Each Director entered into a Restricted Stock Award Agreement effective March 19, 2009.
Committee Chairmanship Fees
The fee amounts for chairmanships of each of the Audit Committee, Nominating and Governance Committee and Compensation Committee 2008 and 2009 were the same. The Chairman of the Executive Committee does not receive an additional fee for services. Members of the respective committees will not receive additional fees for service on such committees.
The Committee chairmanship fees for 2008 were and for 2009 are as follows:
•	Audit Committee Chairman: $10,000 per year

•	Nominating and Governance Committee Chairman: $5,000 per year

•	Compensation Committee Chairman: $5,000 per year
Pro rata payments of the chairmanship fees shall be made on a monthly basis, regardless of the occurrence of any committee meeting.
Special Compensatory Circumstances
Mr. Klein has been compensated solely in cash for 2009. This decision was based on the assumption that he will not serve as a Director after the 2009 Annual Meeting of Shareholders. Mr. Klein has also continued to receive a fee as Audit Committee Chairman. Mr. Klein has been compensated with monthly cash payments of $5,991.67(annualized to $71,900).
Argyle believes that this arrangement fairly compensates Mr. Klein for his service during the period, while also allowing it to have the availability to grant shares of common stock to a new Director when Mr. Klein is replaced.
Rationale for Director Compensation
Compensation paid to our Directors has been with a goal to provide a total compensation package that represents an 8-9% reduction from that which was granted in 2008. Argyle recognizes that the Board performed exceptionally during 2008, and the Directors made themselves available for many more meetings than anticipated when compensation for 2008 was determined. Argyle also recognizes the need to maintain a strong Board and to adequately compensate its Directors for the hard work in service of Argyle. However, considering similarly situated companies and the recent changes in board compensation by many companies, we believe that a package that includes cash and an equity component will be attractive to retain our current Directors and to recruit new individuals to serve on the Board.

With regard to the value of the equity portion of the compensation package, we assumed a market price of $0.70 for our Common Stock on the date of grant. This was because, over the prior six months, the market price has been as high as $1.00 and as low as $0.22. During the month prior to grant, the price was between $0.70 and $0.80.
Based on these assumptions, we calculated a total value of the proposed compensation package equal to $64,000, which reflects a discount of approximately 8.6% from the 2008 Target of $70,000. The market price on March 19, 2009, the date of grant, was $0.56, which resulted in a total compensation package equal to $61,900 on the date of grant.
Reimbursement of Business and Travel Expenses
We reimburse our non-employee Directors for all travel and business expenses incurred in connection with their execution of Board duties.
Fiscal 2008 Director Compensation
The table below sets forth certain information concerning compensation of our non-employee Directors who served in 2008.

	Fees Earned or Paid in
	Cash (1)	Stock Awards	Stock Awards(2)	Total
Name	($)	(#)	($)	($)

Gen. Wesley K. Clark	30,000	5,000	37,750	67,750

John Smith	35,000	5,000	37,750	72,750

Lloyd Campbell	35,000	10,000	75,500	110,500

Walter Klein	40,000	10,000	75,500	115,500

(1)	The amounts shown represent retainers earned in 2008 but paid in 2009. Amounts reflect the $30,000 annual cash retainer prorated for the five months of Board service after the acquisition of ISI in July 2007.

(2)	The amounts shown in the stock awards column reflect the dollar amounts recognized as stock compensation expense in fiscal 2008 in accordance with SFAS 123 (revised 2004) “Share Based Payment” (“FAS 123R”). Assumptions used to value these awards are included in the consolidated financial statements contained in our 2008 Annual Report on Form 10-K. Each non-employee Director received a grant of 5,000 restricted shares on January 25, 2008, which had a grant date fair value as calculated under FAS 123R of $7.55. These restricted shares were immediately vested upon grant.

Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information as of December 31, 2008 with respect to the shares of Argyle Common Stock that may be issued under our equity compensation plans.

	Number of		Weighted-	Number of Securities
	Securities to be		Average Exercise	Remaining Available for
	Issued Upon		Price of	Future Issuance Under
	Exercise of		Outstanding	Equity Compensation
	Outstanding		Options,	Plans (Excluding
	Options, Warrants		Warrants and	Securities Reflected in
	and Rights		Rights	Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders (1)	835,000	(2)	$3.93	165,000

Equity compensation plans not approved by security holders	—		—	—

Total	835,000		$3.93	165,000

(1)	Reflects shares granted under the Argyle 2007 Omnibus Securities and Incentive Plan.

(2)	This amount includes 325,000 shares of restricted stock that will be settled in shares of Argyle Common Stock if vested. Reflects 30,000 shares forfeited by Sam Youngblood in February 2009.

Certain Relationships and Related Transactions
The Board of Directors formed a Nominating and Governance Committee in January 2008. The Nominating and Governance Committee reviews transactions with firms associated with Directors and nominees for Director. The Company’s management also monitors such transactions on an ongoing basis. The executive officers and Directors are governed by the Company’s code of ethics which provides that waivers may only be granted by the Board of Directors and must be promptly disclosed to stockholders. The Company’s corporate governance guidelines will also require that all Directors recuse themselves from any discussion or decision affecting their personal, business or professional interests.
On April 16, 2007, our officers and Directors, an affiliate of Bob Marbut, our Chief Executive Officer, and certain of our consultants, pursuant to a note and warrant acquisition agreement, loaned us an aggregate of $300,000 and in exchange received promissory notes in the aggregate principal amount of $300,000 and warrants to purchase an aggregate of 37,500 shares of our common stock. Pursuant to the agreement, the holders of the warrants were granted demand and piggy-back registration rights with respect to the shares of common stock underlying the warrants. The warrants are exercisable at $5.50 per share of common stock and expire on January 24, 2011. The warrants also may be exercised on a net-share basis by the holders of the warrants. The promissory notes bore interest at a rate of 4% per year and were repaid after the acquisition of ISI.
Sam Youngblood and Don Carr are the principals in Green Wing Management, LP, the owner and lessor of the San Antonio office and warehouse facilities utilized by ISI and its subsidiaries. ISI currently pays Green Wing Management, LP $41,085 per month in connection with such leases.
On November 1, 2005, Sam Youngblood, ISI’s Chief Executive Officer, loaned ISI $65,922 and received a promissory note in that principal amount in exchange. The note matured on October 22, 2011 and until maturity, bore interest at the rate of 12.00% per annum, payable quarterly. Pursuant to the merger agreement, this promissory note was paid off at the closing of the acquisition of ISI by Argyle.
On November 1, 2005, Don Carr, ISI’s Vice President, loaned ISI $32,469 and received a promissory note in that principal amount in exchange. The note matured on October 22, 2011 and until maturity bore interest at the rate of 12.00% per annum, payable quarterly. Pursuant to the merger agreement, this promissory note was paid off at the closing of the acquisition of ISI by Argyle.
On June 22, 2007, prior to consummation of the acquisition by the Company, ISI loaned Mark McDonald, President of MCS-Detention, $214,500 and received a secured promissory note in the principal amount in exchange. The stated maturity date of the note was December 31, 2007 and until maturity, interest accrued at the rate of 6% per annum. The principal and accrued interest was due and payable in advance of the stated maturity date in the event that (i) a cash bonus was paid to Mr. McDonald by ISI or (ii) a ''Corporate Transaction’’ (as defined in the promissory note) occurs. The acquisition of ISI constituted a ''Corporate Transaction’’ and resulted in a repayment of the promissory note.
During the first quarter of 2008, the Company entered into a Board-approved agreement with Sec-Tec Global, Inc. (“Sec-Tec”) to share certain expenses related to common office space in New York, New York as well as administrative-related expenses in the New York office. These expenses are being borne by the Company to reflect realistic expenses associated with the Company’s conduct of business in New York. In 2009, the Company has agreed to share expenses totaling $115,000 on an annual basis that are to be paid in quarterly payments of $28,750. During the year ended December 31, 2008, the Company recognized $175,000 in expenses related to this agreement. Sec-Tec is a wholly-owned subsidiary of Electronics Line 3000 of which the Company’s Executive Chairman and CEO are stockholders and board members.
On January 2, 2008, ISI entered into and consummated a Third Amendment to Note and Warrant Purchase Agreement with William Blair Mezzanine Capital Fund III, L.P. (“Blair”), an existing lender of ISI and Argyle and stockholder of Argyle, pursuant to which ISI issued and sold to Blair Mezzanine a Senior Subordinated Promissory Note in the aggregate principal amount of $5,000,000, due and payable on January 31, 2010, with interest thereon at 11.58% per annum, payable quarterly in arrears beginning March 31, 2008, deferred interest at the rate of 8.42% per annum, and default interest at 2% per annum. Argyle and each of ISI’s subsidiaries are parties to the Note Purchase Agreement as guarantors.
In connection with the acquisition of PDI in January 2008, ISI issued convertible promissory notes (the “PDI Promissory Notes”) in the aggregate principal amount of $3.0 million to Michael Peterson and Leonard Peterson. The aggregate principal amount of the PDI Promissory Notes may be reduced depending on the occurrence of certain events described in the Asset Purchase Agreement. The payment of the PDI Promissory Notes is guaranteed by and secured by the assets of ISI and its subsidiaries and they bear interest at 6% paid quarterly through December 2009. After December 2009, principal and interest payments of $133,000 are due monthly with final payment occurring on December 31, 2012. From June 1, 2009 through November 15, 2009, the Company has the option to (i) convert $500,000 of the outstanding principal into common stock of the Company based on 95% of the closing price of the Company’s common stock for a 20-day trading period preceding notice of the Company’s intent to convert; or (ii) extend the $500,000 principal due in 2010 to January 3, 2011 for an additional payment of $15,000 plus accrued interest.

On September 30, 2008, Argyle provided an unsecured, subordinated loan of $2 million to ISI. The term of the loan was one month with the payment of all outstanding principal and accrued and unpaid interest due on October 31, 2008. The rate of interest was 6% per annum. The loan was repaid in full on October 3, 2008.
On October 28, 2008, the Board approved the Company’s providing guarantees as an alternative to bonding, in an aggregate amount of up to $15.0 million, in order to provide additional ability to bid on new projects.
On January 8, 2009, ISI and Blair amended its existing covenants and agreed to an extension of the maturity of its debt for one year until January 31, 2011. The senior debt-to-EBITDA ratio covenant was increased to 2.50x at March 31, 2009 and June 30, 2009. The senior debt-to-EBITDA ratio covenant will become 2.20x at September 30, 2009. A total debt-to-EBITDA ratio covenant was created whereby the ratio at the end of the fiscal quarter must be no greater than to 5.94 to 1.00 at March 31, 2008, 5.78 to 1.00 at June 30, 2009, 4.40 to 1.00 at September 30, 2009 and thereafter it will be 3.85 to 1.00. The maximum capital expenditures covenant has been increased to $330,000 per each fiscal quarter ending March 31, 2009, June 30, 2009 and September 30, 2009, respectively. The fixed charge coverage ratio covenant has been amended to take into account payments made to subordinated debtholders. The interest rate on all outstanding notes will increase by 4.0% if the outstanding notes are not repaid by September 30, 2010. On March 30, 2009, the parties amended the loan agreement and notes to set forth the maximum capital expenditures after the quarter ended September 30, 2009 to be $2 million on a trailing twelve-month basis. In addition, the payments due on each of March 31, 2009 and June 30, 2009 were extended one day to April 1, 2009 and July 1, 2009, respectively.
On January 8, 2009, we entered into a Securities Purchase Agreement with Mezzanine Management Fund IV A, L.P. and Mezzanine Management Fund IV Coinvest A, L.P. (the “Purchasers”), and Sam Youngblood, Ron Chaimovski and Bob Marbut, pursuant to which the Purchasers purchased 27,273 shares of a newly created series of our preferred stock, designated “Series B Convertible Preferred Stock”, par value $0.0001 per share (the “Series B Preferred Shares”) for $110 per share, for an aggregate purchase price of $3,000,030. Each Series B Preferred Share is convertible into 100 shares of our common stock, $0.0001 par value, at any time, at the option of the holder, initially at a conversion price of $1.10 per share of Common Stock, subject to adjustment for stock dividends, stock splits or similar capital reorganizations, and weighted average price protection for certain issuances below the conversion price. The Purchasers hold 100% of the outstanding shares of our Series A Convertible Preferred Stock which had been acquired in April 2008.
On March 30, 2009, ISI entered into the Seventh Amendment of Note and Warrant Purchase Agreement with Blair. The purpose of entering into the agreement was to clarify the definition of permitted indebtedness under the subordinated debt facility and establish the maximum capital expenditure limits after the quarter ended September 30, 2009 for each of the senior debt facility and the subordinated debt facility. In addition, ISI executed an Allonge to Third Amended and Restated Senior Subordinated Promissory Note and Amended and Restated Senior Subordinated Promissory Note A for the purpose of amending the schedule of payments.
As part of the merger consideration paid to acquire ISI, the Company issued unsecured convertible debt to the stockholders in the amount of $1.9 million, which bears interest at 5% per annum, paid semiannually. On January 12, 2009, the notes were redeemed in full by the Company at $10.00 per share for an aggregate of 192,763 shares of common stock.

PROPOSAL NUMBER 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2009. During 2007 and 2008, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain tax and audit-related services. See “Independent Registered Public Accountants” on Page 32. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Argyle and its stockholders. If the appointment is not ratified by our stockholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm.
Required Vote
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 requires the affirmative “FOR” vote of a majority of the votes present in person or by proxy and entitled to vote on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Ernst & Young LLP.
Recommendation
Our Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Ernst & Young LLP audited our financial statements for the year ended December 31, 2008, 2007 and 2006.
Padgett, Stratemann & Co. LLP audited predecessor (ISI) financial statements for the period ended July 31, 2007 and the year end December 31, 2006. In addition, the firm audited the predecessor (ISI) employee benefit plans for the years ended December 31, 2006 and 2005.
Audit Fees
Fees for audit services provided by Ernst & Young LLP totaled $815,000, $409,502 and $132,878 in 2008, 2007 and 2006, respectively, including fees associated with the audit of the annual financial statements for the fiscal year ended December 31, 2008, 2007 and 2006, the reviews of the Company’s quarterly reports on Form 10-Q, and for services performed in connection with the Company’s registration statements.
Fees for audit services provided by Padgett, Stratemann & Co., LLP totaled $77,875, $236,425 and $144,200 in 2008, 2007 and 2006, respectively, including fees associated with the audit of ISI Detention Contracting Group, Inc. (ISI) financial statements for the seven months ending July 31, 2007 and fiscal year ended December 31, 2006, quarterly reviews of ISI for purposes of filing in Argyle 8-K filings during the acquisition period of ISI by the Company, and services performed in connection with the Company’s registration statements.
Audit-Related Fees
Fees for audit-related services provided by Ernst & Young LLP totaled $0, $269,600 and $28,500 in 2008, 2007 and 2006, respectively. Audit-related services principally include due diligence in connection with acquisitions in 2006, and a balance sheet audit in 2007 as a result of the ISI acquisition.
Fees for audit-related services provided by Padgett, Stratemann & Co. LLP totaled $22,300, $22,975 and $7,500 in 2008, 2007 and 2006, respectively. Audit-related services included due diligence in connection with acquisitions in 2007 and audits of ISI’s employee benefit plans for the year ended December 31, 2006.
Tax Fees
Fees for tax services provided by Ernst & Young LLP, including tax compliance, tax advice, and tax planning, totaled $0, $5,350 and $11,015 in 2008, 2007 and 2006, respectively.
Fees for tax services provided by Padgett, Stratemann & Co., LLP, including tax compliance, tax advice, and tax planning, totaled $180,805, $57,935 and $ 39,220 in 2008, 2007 and 2006, respectively.
All Other Fees
There were no fees billed by Ernst & Young LLP for other professional services rendered during the fiscal years ended December 31, 2008, 2007 or 2006.
Fees for other professional services rendered by Padgett Stratemann &Co., Inc totaled $36,625, $34,425 and $2,000 during the 2008, 2007 and 2006, respectively.
Pre-Approval of Services
Since our Board of Directors performed the duties of an audit committee in 2007, they evaluated and approved in advance the scope and cost of the engagement of an auditor before the auditor rendered the audit and non-audit services. We did not rely on pre-approval policies and procedures.
In 2008, in accordance with the SEC’s auditor independence rules, the Audit Committee established the following policies and procedures by which it approves in advance any audit or permissible non-audit services to be provided to us by our independent auditor:
Prior to the engagement of the independent auditors for any fiscal year’s audit, management submits to the Audit Committee for approval lists of recurring audit, audit-related, tax and other services expected to be provided by the independent auditors during that fiscal year. The Audit Committee adopts pre-approval schedules describing the recurring services that it has pre-approved, and is informed on a timely basis, and in any event by the next scheduled meeting, of any such services rendered by the independent auditor and the related fees.

The fees for any services listed in a pre-approval schedule are budgeted, and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year. The Audit Committee will require additional pre-approval if circumstances arise where it becomes necessary to engage the independent auditor for additional services above the amount of fees originally pre-approved. Any audit or non-audit service not listed in a pre-approval schedule must be separately pre-approved by the Audit Committee on a case-by-case basis.
Every request to adopt or amend a pre-approval schedule or to provide services that are not listed in a pre-approval schedule must include a statement by the independent auditors as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence.
The Audit Committee will not grant approval for:
•	any services prohibited by applicable law or by any rule or regulation of the SEC or other regulatory body applicable to us;

•	provision by the independent auditors to us of strategic consulting services of the type typically provided by management consulting firms; or

•	the retention of the independent auditors in connection with a transaction initially recommended by the independent auditors, the tax treatment of which may not be clear under the Internal Revenue Code and related regulations and which it is reasonable to conclude will be subject to audit procedures during an audit of our financial statements.
Tax services proposed to be provided by the auditor to any Director, officer or employee of Argyle who is in an accounting role or financial reporting oversight role must be approved by the Audit Committee on a case-by-case basis where such services are to be paid for by us, and the Audit Committee will be informed of any services to be provided to such individuals that are not to be paid for by us.
In determining whether to grant pre-approval of any non-audit services in the “all other” category, the Audit Committee will consider all relevant facts and circumstances, including the following four basic guidelines:
•	whether the service creates a mutual or conflicting interest between the auditor and us;

•	whether the service places the auditor in the position of auditing his or her own work;

•	whether the service results in the auditor acting as management or an employee of our company; and

•	whether the service places the auditor in a position of being an advocate for our company.
Change in Auditors
On May 1, 2006, Argyle engaged Ernst & Young LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2006, and such engagement was approved by Argyle’s Board of Directors. Argyle engaged Ernst & Young LLP, a nationally and internationally recognized accounting firm, to supports its strategy for future domestic and international growth.
There has been no change of independent accountants during the last two fiscal years.

OTHER MATTERS
The Board of Directors does not know of any matters other than those mentioned above to be presented to the meeting. However, if other matters properly come before the meeting, the individual named in the accompanying proxy shall vote on such matters in accordance with his best judgment.
ANNUAL REPORT
Our annual report to stockholders concerning our operations during the fiscal year ended December 31, 2008, including audited financial statements, is being distributed to all record holders as of the record date concurrently with this proxy statement. The annual report is not incorporated in the proxy statement and is not to be considered a part of the soliciting material.
UPON WRITTEN REQUEST, WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008, TO EACH STOCKHOLDER OF RECORD OR TO EACH STOCKHOLDER WHO OWNED OUR COMMON STOCK LISTED IN THE NAME OF A BANK OR BROKER, AS NOMINEE, AT THE CLOSE OF BUSINESS ON APRIL 19, 2009. ANY REQUEST BY A STOCKHOLDER FOR OUR ANNUAL REPORT ON FORM 10-K SHOULD BE SENT TO INVESTOR RELATIONS AT ARGYLE SECURITY, INC., 12903 DELIVERY DRIVE SAN ANTONIO, TEXAS 78247.
STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
Stockholders’ proposals intended to be presented at next year’s Annual Meeting of Stockholders must be submitted in writing to Corporate Secretary of Argyle Security, Inc., 12903 Delivery Drive, San Antonio, Texas 78247, no later than January 2, 2010 for inclusion in the Company’s proxy statement and form of proxy for that meeting. Although proposals that are not timely submitted will not be included in the proxy statement for next year’s Annual Meeting of Stockholders, the SEC rules allow proxies to grant discretionary authority to vote on matters that were not timely submitted to the Company for inclusion in the proxy statement, provided that the Company had notice of such matters no later than March 16, 2010.
WHERE YOU CAN FIND MORE INFORMATION
We electronically file our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the Securities and Exchange Commission (SEC) pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. Any materials we file with the SEC are accessible to the public at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, DC 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330. The public may also utilize the SEC’s Internet website, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC website is http://www.sec.gov.
You may obtain free copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports on our website at http://www.argylesecurity.com, or by contacting our corporate office by calling (210) 828-1700, or by sending an e-mail message to dneville@argylesecurity.com.
STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE THEIR SHARES AT THE ANNUAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL 22, 2009. STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE.

By Order of the Board of Directors,
/s/ Ron Chaimovski
Ron Chaimovski
Executive Chairman

/s/ Bob Marbut
Bob Marbut
Chief Executive Officer

FOLD AND DETACH HERE AND READ THE REVERSE SIDE
PROXY
ARGYLE SECURITY, INC.
12903 DELIVERY DRIVE
SAN ANTONIO, TEXAS 78247
ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF ARGYLE SECURITY, INC.
The undersigned appoints Matthew A. Kepke, Secretary of Argyle Security, Inc., with full power to act without the other, as proxies, each with the power to appoint a substitute, and thereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Argyle Security, Inc. held of record by the undersigned on April 19, 2009 at the Annual Meeting of Stockholders to be held on May 20, 2009 at 11:30 a.m., local time, and any postponement or adjournment thereof.
THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.
THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL. ARGYLE’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS SHOWN ON THE REVERSE SIDE.
(Continued and to be signed on reverse side)

FOLD AND DETACH HERE AND READ THE REVERSE SIDE
PROXY
THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL. ARGYLE’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS.

1. Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.	FOR	WITHHOLD

Gen. Wesley Clark	☐	☐
Dean H. Blythe	☐	☐

2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Argyle Security, Inc. for the fiscal year ending December 31, 2009. The Board of Directors recommends a vote FOR Proposal 2.
	FOR	AGAINST	AGAINST
	☐	☐	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT		☐
PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY.

Signature	Signature	Date

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full name by an authorized officer.